EXHIBIT 99.1

Exactech Q2 Revenue Up 6% to $63.9 Million. Net Income up 12% to $4.2 Million. Diluted EPS $0.30 vs. $0.27.

Gainesville, Fla. - July 28, 2014 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today revenue of $63.9 million for the second quarter of 2014, a 6% increase over $60.6 million in the second quarter of 2013. Net income was $4.2 million, or $0.30 per diluted share, compared to $3.7 million, or $0.27 per diluted share, in the same quarter a year ago.

Second Quarter Segment Performance

•	Knee implant revenue was constant at $21.0 million

•	Extremity implant revenue increased 17% to $19.0 million

•	Hip implant revenue increased 6% to $11.2 million

•	Biologic and Spine revenue decreased 5% to $6.5 million

•	Other revenue increased 6% to $6.2 million

Six Months Highlights and Segment Performance
For the first six months of 2014, revenue was $127.2 million, an increase of 6% over $119.9 million for the comparable period last year. Net income for the first six months of 2014 increased 10% to $8.4 million, or $0.60 per diluted share compared to $7.6 million, or $0.56 per diluted share for the first six months of 2013. First six month product revenues were as follows:

•	Knee implant revenue was constant at $41.6 million

•	Extremity implant revenue increased 21% to $38.7 million

•	Hip implant revenue increased 5% to $22.0 million

•	Biologic and spine revenue decreased 4% to $12.3 million

•	Other products revenue increased 1% to $12.6 million

Management Comment
Exactech CEO and President David Petty said, “Our first half results were generally strong. Exactech overall is growing well with net income up 12% in the quarter and 10% in the first half. System wide revenue is up 6%. This reflects our ability to differentiate ourselves and to compete effectively in a turbulent environment. This also underscores our ongoing success in providing a positive experience for our surgeon customers and hospitals.

“Our U.S. knee sales showed growth in units that was offset by price reductions in the quarter that kept revenue flat. Shoulder sales continued to be a major driver with a gain of 17% as we again gained market share in a rapidly growing market. We were pleased with hip sales that were up 6% for the quarter and as a result we feel extremely good about the second half of 2014 for our hip business with the second half

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launch of the Alteon Tapered Wedge stem system. Growth in our spine business continues to be offset by lower biologic revenues resulting in a 5% decrease in revenue in that segment.

“U.S. sales were up 6% to $42.2 million compared with $39.9 million in the second quarter a year ago. International sales increased 5% to $21.7 million. U.S. sales represented 66% of total sales and international sales were 34% of the total. For the first six months of 2014, U.S. sales rose 6% to $83.8 million compared with $78.8 million in 2013, representing 66% of total sales and International sales increased 6% to $43.4 million and remained at 34% of total sales,” Petty said.

Chief Financial Officer Jody Phillips said, “Gross margins increased to 69.4% from 68.5% for the second quarter a year ago. Total operating expenses for the second quarter increased 6% to $37.5 million and as a percentage of sales increased to 59% from 58%. With an operating profit increase of 10% to $6.8 million we are delivering the operating margin leverage that we have been targeting. Our balance sheet reflected the strong progress we are making in creating positive cash flow, which has enabled us to reduce debt down to very manageable levels and provides us with additional strength going forward.”

Looking forward, Exactech updated its 2014 revenue guidance to $249-$253 million and its diluted EPS target to $1.19-$1.23. For the third quarter ending September 30, 2014, the company said it anticipates revenues of $57.5-$59.5 million and diluted EPS of $0.24-$0.26. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team on Tuesday, July 29th at 10:00 a.m. Eastern Time. The call will cover Exactech’s second quarter 2014 results. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-503-8169 any time after 9:50 a.m. Eastern on Tuesday, July 29th. International and local callers should dial 1-719-325-2464. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=109952.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to

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differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,041	$6,011
Accounts receivable, net of allowances of $726 and $993	49,420	59,109
Prepaid expenses and other assets, net	4,161	2,865
Income taxes receivable	777	1,331
Inventories – current	73,921	71,590
Deferred tax assets – current	1,723	1,653
Total current assets	141,043	142,559

PROPERTY AND EQUIPMENT:
Land	2,214	2,215
Machinery and equipment	33,859	35,439
Surgical instruments	102,014	95,902
Furniture and fixtures	4,359	4,200
Facilities	19,241	19,187
Projects in process	1,222	852
Total property and equipment	162,909	157,795
Accumulated depreciation	(81,856)	(76,127)
Net property and equipment	81,053	81,668

OTHER ASSETS:
Deferred financing and deposits, net	892	870
Non-current inventories	14,479	11,100
Product licenses and designs, net	8,978	9,457
Patents and trademarks, net	1,853	2,005
Customer relationships, net	438	669
Goodwill	13,461	13,514
Total other assets	40,101	37,615
TOTAL ASSETS	$262,197	$261,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,378	$16,254
Income taxes payable	—	39
Accrued expenses and other liabilities	11,206	10,974
Other current liabilities	250	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	31,834	30,517

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,942	4,200
Line of credit	—	10,732
Long-term debt, net of current portion	21,750	23,250
Other long-term liabilities	598	719
Total long-term liabilities	26,290	38,901
Total liabilities	58,124	69,418

SHAREHOLDERS’ EQUITY:
Common stock	137	136
Additional paid-in capital	72,948	69,175
Accumulated other comprehensive loss	(4,385)	(3,902)
Retained earnings	135,373	127,015
Total shareholders’ equity	204,073	192,424

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$262,197	$261,842

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
NET SALES	$63,919	$60,559	$127,177	$119,860

COST OF GOODS SOLD	19,565	19,075	38,199	37,665
Gross profit	44,354	41,484	88,978	82,195

OPERATING EXPENSES:
Sales and marketing	22,885	21,483	46,598	43,007
General and administrative	5,667	5,321	11,452	10,417
Research and development	4,864	4,605	9,057	8,455
Depreciation and amortization	4,124	3,854	8,446	8,029
Total operating expenses	37,540	35,263	75,553	69,908

INCOME FROM OPERATIONS	6,814	6,221	13,425	12,287

OTHER INCOME (EXPENSE):
Interest income	5	2	8	3
Other income	26	22	50	51
Interest expense	(260)	(288)	(607)	(571)
Foreign currency exchange gain (loss)	(113)	(121)	200	(583)
Total other income (expense)	(342)	(385)	(349)	(1,100)

INCOME BEFORE INCOME TAXES	6,472	5,836	13,076	11,187

PROVISION FOR INCOME TAXES	2,312	2,108	4,718	3,602

NET INCOME	$4,160	$3,728	$8,358	$7,585

BASIC EARNINGS PER SHARE	$0.30	$0.28	$0.61	$0.57

DILUTED EARNINGS PER SHARE	$0.30	$0.27	$0.60	$0.56

SHARES - BASIC	13,694	13,449	13,646	13,403

SHARES - DILUTED	13,986	13,631	13,946	13,587

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EXACTECH INC.